Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 filed on the date herewith of Katapult Holdings, Inc. of our report dated March 25, 2026, relating to the consolidated financial statements of Aaron’s Intermediate Holdco, Inc. as of December 31, 2025 (Successor) and December 31, 2024 (Successor), for the year ended December 31, 2025 (Successor), the period October 4, 2024 through December 31, 2024 (Successor) and the period January 1, 2024 through October 3, 2024 (Predecessor), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

June 18, 2026